Exhibit 99.1

Contact: Kendra Kimmons Vice President of Marketing & Communications 225-299-3708 kendra.kimmons@amedisys.com

Amedisys and ClearCare Forge Partnership to Coordinate Home Health Care and Personal Care

BATON ROUGE, La., July 25, 2019 – Amedisys, Inc. (NASDAQ: AMED), America’s leading independent home health, hospice and personal care company, has signed an agreement with ClearCare, Inc. to create an opportunity to establish partnerships between Amedisys home health centers and personal care agencies using ClearCare to coordinate the care of patients.

The partnership will leverage Amedisys’ home health footprint of 322 agencies in 34 states and ClearCare’s innovative technology platform used by more than 4,000 personal care agencies, effectively connecting high-quality home health care with the growing demand for personal care at scale.

“With Americans living longer, the value of both home health care and personal care is increasingly recognized for improving patient outcomes and lowering costs,” stated Amedisys CEO and President Paul Kusserow. “This agreement unites both industries to expand access to and establish a much-needed continuum of care for hundreds of thousands of the nation’s most vulnerable patients.”

Personal care is essential in the care continuum for functionally limited patients with multiple chronic conditions. Regular monitoring of key changes in conditions may signal the need for immediate clinical attention to avoid unnecessary hospital visits. ClearCare enables its partner personal care agencies to use a Change in Condition protocol to evaluate when skilled clinical support might be needed in order to recommend Amedisys’ skilled home health services to their clients.

Because the personal care industry is so highly fragmented, few large-scale systems currently exist today to connect high-quality skilled clinical care at home with the growing demand for at-home care that is non-medical. The partnership intends to establish a nationwide network of personal care agencies working with Amedisys to facilitate the coordination of personal care and skilled home health care for patients.

“This agreement makes it possible for our partner personal care agencies to network with a national leader in home health that’s committed to clinical excellence and thereby contribute significantly to a solution to a major problem: effectively managing patients as they age with multiple chronic conditions, functional limitations and social determinants,” stated Geoffrey Nudd, CEO and Founder of ClearCare.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice and personal care. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 65,000 physicians nationwide have chosen Amedisys as a partner in post-acute care.

Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With more than 21,000 employees in 471 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 376,000 patients and clients in need every year. For more information about the Company, please visit: www.amedisys.com.

About ClearCare:

ClearCare is the leading web-based operating platform for home care agencies. Our secure, HITRUST CSF Certified platform powers over 4,000 agencies, including 8 of the largest 10 home care enterprises, which in turn employ over 600,000 caregivers. In addition to powering all of the day-to-day operating functions of a home care agency, ClearCare’s Family Room and caregiver portals coordinate members of a patient or client’s care team. ClearCare Home Connect APIs and business intelligence tools enable home care enterprises to standardize and optimize their proprietary best practices, and enable the 4,000+ home care agencies we serve to connect to health plans and providers. Learn more about ClearCare.

Forward-Looking Statements

When included in this press release, words like “believes,” “belief,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “would,” “should,” “will” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, our ability to integrate, manage and keep our information systems secure, and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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